                                                                  Exhibit 99.1

CONTACT:

U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Appointment of New Board Member Anne Motsenbocker
Houston, TX, January 3, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced that its Board of Directors has appointed Anne Motsenbocker to serve on the Board, effective January 1, 2022.
Ms. Motsenbocker served in numerous executive leadership roles in her 36-year career at J.P. Morgan Chase, ultimately serving as the Managing Director and Segment Head of Southwest Middle Market Banking, covering a multi-state region.  Previous executive roles at J.P. Morgan Chase included National Head of Multinational Corporations, Chairman of Dallas Market Leadership, President of Dallas Region Middle Market Banking and Head of the Dallas Region of the Private Bank.  Ms. Motsenbocker also brings extensive boardroom experience from her time on the board of Children’s Health System of Texas and numerous philanthropic and community service organizations.
Edward L. Kuntz, Chairman of the Board, stated, “Anne brings a multitude of talents to our Board and we are confident she will contribute to the future success of the Company.  Our entire Board and our executive leadership team look very forward to working with Anne as we begin the new year.”
Ms. Motsenbocker received a Bachelor of Science in Business Administration with majors in finance and international business from the University of Texas at Austin.  She has also obtained an NACD Directorship Certification through the NACD Directorship Certification program.
About U.S. Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. operates 591 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.
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